                        PFF BANCORP, INC. AND SUBSIDIARY
          EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                                   THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                          ---------------------------------   ---------------------------------
                                                          SEPTEMBER  30,     SEPTEMBER  30,    SEPTEMBER 30,      SEPTEMBER 30,
                                                              1997               1996              1997               1996
                                                          --------------     --------------   --------------      -------------
                                                                        (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
PRIMARY NET EARNINGS PER SHARE:
     Net Earnings/(Loss)..............................   $     3,286       $    (4,417)        $     6,969        $    (1,992)
                                                         ===========       ===========         ===========        ===========
     Weighted average number of common
      shares and equivalents outstanding:
     Issued and outstanding...........................    19,837,500        19,837,500          19,837,500         19,837,500

     Less:
     Unearned ESOP shares and shares held by
      benefit plans...................................    (3,121,118)       (1,520,875)         (3,186,974)        (1,540,712)

     Add:
     Common stock equivalents due to dilutive
      effect of stock options (1).....................       561,872                 -             569,841                  -
                                                         -----------       -----------         -----------        -----------
     Weighted average number of common
      shares and equivalents outstanding..............    17,278,254        18,316,625          17,220,367         18,296,788
                                                         ===========       ===========         ===========        ===========
     Earnings/(Loss) per share........................   $      0.19       $     (0.24)        $      0.40        $     (0.11)
                                                         ===========       ===========         ===========        ===========
FULLY DILUTED NET EARNINGS PER SHARE:
     Net Earnings/(Loss)..............................   $     3,286       $    (4,417)        $     6,969        $    (1,992)
                                                         ===========       ===========         ===========        ===========
     Weighted average number of common
      shares and equivalents outstanding:

     Issued and outstanding...........................    19,837,500        19,837,500          19,837,500         19,837,500

     Less:
     Unearned ESOP shares held and shares held
      by benefit plans................................    (3,121,118)       (1,520,875)         (3,186,974)        (1,540,712)

     Add:
     Common stock equivalents due to dilutive
      effect of stock options (1).....................       419,595                 -             573,305                  -
                                                         -----------       -----------         -----------        -----------
     Weighted average number of common
      shares and equivalents outstanding..............    17,135,977        18,316,625          17,223,831         18,296,788
                                                         ===========       ===========         ===========        ===========
     Earnings/(Loss) per share........................   $      0.19       $     (0.24)        $      0.40        $     (0.11)
                                                         ===========       ===========         ===========        ===========

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(1) The PFF Bancorp, inc. 1996 Incentive Plan was adopted and approved by the stockholders on October 23, 1996.

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